LaRoche Petroleum Consultants, Ltd.

2435 N Central Expressway

Suite 1500

Dallas, Texas 75080

March 15, 2019

Abraxas Petroleum Corporation

18803 Meisner Drive

San Antonio, TX 78258

Ladies and Gentlemen:

We consent to the use of the name LaRoche Petroleum Consultants, Ltd., to references to LaRoche Petroleum Consultants, Ltd, and to the inclusion of information taken from our “Estimate of Reserves and Future Cash Flow to the Abraxas Petroleum Corporation Interest in Certain Properties Located in the United States as of December 31, 2018” (our Report) under the sections “Item 1. Business - General,” “Item 2. Properties - Reserves Information,” and “Notes to Consolidated Financial Statements - 16. Supplemental Oil and Gas Disclosures (Unaudited)” in the Abraxas Petroleum Corporation Annual Report on Form 10–K for the year ended December 31, 2018. We also consent to the inclusion of our third-party letter report dated February 12, 2019, in the Annual Report on Form 10-K of Abraxas Petroleum Corporation as Exhibit 99.1. We further consent to the incorporation by reference in the Registration Statements on Form S-4 (No. 333-212340), Form S-3 (No. 333-212342) and Form S-8 (Nos. 333-17375, 333-17377, 033-81416, 333-55691, 333-74592, 333-74614, 333-135032, 333-153635, 333-162358, 333-168022, 333-188117, 333-204744, 333-212341 and 333-219877) of information from our Report.

Very truly yours,

LaRoche Petroleum Consultants, Ltd.

Texas Registered Engineering Firm F-1360

By LPC, Inc. General Partner

/s/William M. Kazmann

William M. Kazmann

President